UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2014

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC		430023
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2014, the Compensation Committee of the Board of Directors of Kingold Jewelry, Inc. (the “Company”) recommended, and the Board of Directors subsequently approved, the entry into an employment agreement (the “Labor Contract”) with Jun Wang, and the appointment of Mr. Wang as General Manager of the Company’s controlled subsidiary, Wuhan Kingold Jewelry Company Limited (“Wuhan Kingold”), each effective as of May 1, 2014. The Labor Contract is for a five-year term, and terminates on April 2, 2019, unless terminated early by either party as provided in the Labor Contract. Pursuant to the Labor Contract, Mr. Wang will receive annual compensation equal to 144,000 Yuan (approximately USD 23,000).

Mr. Wang has worked at Wuhan Kingold since 2003 as a gold investment analyst, and has successively served as the manager of the purchase department, the manager of the investment department, the assistant general manager and as the vice general manager of Wuhan Kingold. As such, Mr. Wang possesses 11 years of working experience both within the gold jewelry industry and at Wuhan Kingold. In light of such experience, Mr. Wang has a deep understanding of the gold jewelry industry and has abundant experience in the management of industrial production technology and business management.

Mr. Wang will succeed Mr. Bin Zhao as General Manager of Wuhan Kingold effective May 1, 2014. Mr. Zhao, who has served as the General Manager since 2008, has agreed to stay on in an advisory role in connection with the transition to a new General Manager.

The foregoing summary of Mr. Wang’s Labor Contract is qualified in its entirety by the full text of the English translation of Mr. Wang’s Labor Contract, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	English Translation of Labor Contract, by and between Wuhan Kingold Jewelry Co., Ltd. and Wang Jun

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Bin Liu
	Name:	Bin Liu
	Title:	Chief Financial Officer

Date: May 5, 2014